CERTIFICATE OF DESIGNATIONS

                                       OF

              CLASS A $.05 NON-CUMULATIVE PARTICIPATING CONVERTIBLE
                                 PREFERRED STOCK

                                       OF

                                   MAXXAM INC.

                         Pursuant to Section 151 of the
                         General Corporation Law of the

                                State of Delaware

         MAXXAM Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, hereby certified that the following resolution was duly adopted by the Board of Directors of the Corporation as of December 15, 1999, pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Restated Certificate of Incorporation, the Board of Directors hereby increases the number of authorized shares of Class A $.05 Non-Cumulative Participating Convertible Preferred Stock ("Class A Preferred Stock") by 1,660,525 shares, for a total of 3,338,764 authorized shares of Class A Preferred Stock.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed in its name and on its behalf on this 17th day of January, 2000, by an officer of the Corporation who acknowledges that this Certificate of Designations is the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in this Certificate of Designations with respect to authorization and approval thereof are true in all material respects.

                                     MAXXAM INC.



                                     By:  /S/ BERNARD L. BIRKEL
                                              Bernard L. Birkel
                                              Secretary

ATTEST:

/S/ EDWARD A. KAPLAN
Edward A. Kaplan
Assistant Secretary